                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                   EGL, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                   (EGL LOGO)

April 7, 2003

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of EGL, Inc. to be held at 10:00 a.m. on Monday, May 12, 2003, at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

     At the meeting, you will be asked to consider and vote upon:

     - the election of nine directors;

     - the approval of an amendment to our 1995 Non-employee Director Stock Option Plan to increase the number of shares of common stock authorized to be issued thereunder from 300,000 to 400,000, an increase of 100,000 shares, and to provide for the issuance of restricted stock;

     - the approval of the appointment of our independent accountants; and

     - such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the annual meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of our 2002 annual report to shareholders is also enclosed.

                                           Sincerely,

                                           /s/ JAMES R. CRANE
                                           JAMES R. CRANE
                                           Chief Executive Officer
                                           and Chairman of the Board

                                   EGL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 2003

To the Shareholders of EGL, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EGL, Inc. will be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, May 12, 2003, at 10:00 a.m., for the following purposes:

          (1) to elect nine members to the Board of Directors for the ensuing year;

          (2) to approve an amendment to the 1995 Non-employee Director Stock Option Plan to increase the number of shares of common stock authorized for issuance thereunder from 300,000 to 400,000, an increase of 100,000 shares, and to provide for the issuance of restricted stock;

          (3) to approve the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003; and

          (4) to transact such other business as may properly come before the meeting.

     We have fixed the close of business on April 2, 2003, as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting.

     You are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                           By Order of the Board of Directors

                                           /s/ MARTA JOHNSON
                                           MARTA JOHNSON
                                           Secretary

April 7, 2003
15350 Vickery Drive
Houston, Texas 77032

                                   EGL, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EGL, Inc., a Texas corporation, to be voted at the 2003 annual meeting of shareholders to be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, May 12, 2003, at 10:00 a.m., and any and all adjournments of the annual meeting.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about April 11, 2003. In addition to the solicitation of proxies by mail, our regular officers and employees may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. We will pay the cost of soliciting proxies in the accompanying form. We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SECURITIES

     Shareholders of record as of April 2, 2003, the record date for determining persons entitled to notice of, and to vote at, the annual meeting, are entitled to vote on all matters at the annual meeting and at any adjournments of the annual meeting. On that date, our issued and outstanding capital stock consisted of 48,149,265 shares of common stock, par value $0.001 per share. Each such share is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. No other voting class of stock is outstanding. The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting.

     All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable:

     - for the election as a director of each nominee listed in this proxy statement;

     - for the approval of the amendment to the Non-employee Director Stock Option Plan;

     - for the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2003; and

     - in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

     A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by delivering written notice to the Secretary or by delivering a properly executed proxy bearing a later date. A shareholder who attends the annual meeting may, if he or she wishes, vote by ballot at the annual meeting, and that vote will cancel any proxy previously given. Attendance at the annual meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on any matter and, therefore, will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect.

     Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on a particular matter for which the broker has no discretionary power and thus will be disregarded in the calculation of the percentage of votes in favor of that matter (even though those shares may be considered as entitled to vote or be voted on other matters).

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning the shares of our common stock beneficially owned, as of February 28, 2003, by each director, director nominee, our named executive officers who were serving at the end of our last fiscal year and by all named executive officers and directors as a group and persons or entities known by us, based on statements filed by such persons or entities pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of our common stock as of December 31, 2002. Except as indicated, each individual or entity has sole voting power and sole investment power over all shares listed.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT OF STOCK(1)
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP            (ROUNDED)
------------------------------------                 -----------------   -------------------
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE
  OFFICERS(2)
  James R. Crane(3)................................     10,569,858              22.5%
  E. Joseph Bento(4)...............................         73,415                 *
  Elijio V. Serrano(5).............................         56,479                 *
  Ronald E. Talley(6)..............................        109,100                 *
  John C. McVaney(7)...............................        135,400                 *
  Frank J. Hevrdejs(8).............................         87,400                 *
  Michael K. Jhin..................................            500                 *
  Neil E. Kelley(9)................................         91,567                 *
  Rebecca A. McDonald(10)..........................         35,000                 *
  Paul William Hobby(11)...........................         14,000                 *
  Norwood Knight-Richardson(12)....................         37,500                 *
  Milton Carroll...................................              0                 *
  James C. Flagg...................................              0                 *
  Executive Officers and Directors as a group (11
     persons)(13)..................................     11,210,219              23.3%
OTHER 5% SHAREHOLDERS
  Downtown Funds(14)...............................      2,535,450               5.4%
  State Street Research & Management(15)...........      4,647,500               9.9%
  Wellington Management Company, LLP(16)...........      3,305,691               7.0%
  Westport Asset Management, Inc.(17)..............      2,405,497               5.1%

---------------

  *  Less than 1%.

 (1) The table includes shares of common stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of February 28, 2003. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming no options, warrants or convertible securities held by any other person have been exercised.

 (2) The business address of each director, director nominee and executive officer is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

 (3) Includes 9,000 shares issuable upon the exercise of stock options. Also includes 200,000 shares and 400,000 shares of EGL common stock pledged to Goldman Sachs Financial Markets, L.P. ("GSFM") and CSFB Cayman International, LDC (formerly known as DLJ Cayman Islands, LDC, "CSFBCI"), respectively, in connection with three variable pre-paid share forward agreements. Under the terms of the GSFM agreement, Mr. Crane has agreed to sell up to 200,000 shares of EGL common stock to GSFM on or about March 1, 2004. The actual number of shares to be sold to GSFM will be based on the closing price of EGL common stock on such date. Under the terms of the CSFBCI agreements, Mr. Crane has agreed to sell up to 400,000 shares of EGL common stock to CSFBCI on or about March 15, 2004. The actual number of shares to be sold to CSFBCI will be based on the closing price of EGL common stock during a five-day period prior to March 15, 2004. Under each agreement, Mr. Crane has the option of settling in cash instead of delivering shares of EGL common stock. Mr. Crane is entitled to exercise any and all voting and other consensual rights pertaining to the pledged shares for any purpose not inconsistent with the terms of the agreements; provided that Mr. Crane may not exercise or refrain from exercising such right if, in the judgment of GSFM or CSFBCI, as the case may be, such action would have a material adverse effect on the value of the pledged shares; and provided further, that Mr. Crane must give each of GSFM and CSFBCI prior written notice of the manner in which he intends to exercise or refrain from exercising any such right.

 (4) Includes 61,100 shares issuable upon the exercise of stock options.

 (5) Includes 38,600 shares issuable upon the exercise of stock options.

 (6) Includes 109,100 shares issuable upon the exercise of stock options.

 (7) Includes 135,400 shares issuable upon exercise of stock options. As of January 2003, Mr. McVaney is no longer with the Company.

 (8) Includes 57,500 shares issuable upon the exercise of stock options.

 (9) Includes 27,500 shares issuable upon the exercise of stock options and 15,000 shares owned by an entity 50%-owned by Mr. Kelley.

(10) Includes 35,000 shares issuable upon the exercise of stock options.

(11) Includes 10,000 shares issuable upon the exercise of stock options, 432 shares owned as a beneficiary of a trust, and 468 shares owned by Mr. Hobby's children.

(12) Includes 36,900 shares issuable upon the exercise of stock options.

(13) Includes 520,100 shares issuable upon the exercise of stock options.

(14) Based on a Schedule 13G filed with the SEC on February 14, 2003 by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P., Downtown Associates V, L.P. (collectively referred to as the "Downtown Funds"). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the "General Partner"). Ronald Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all of the shares held by the Downtown Funds. The address of each of the Downtown Funds and Mr. Juvonen is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(15) Based on a Schedule 13G filed with the SEC on February 14, 2003 by State Street Research & Management Company. All of the foregoing shares, of which State Street Research & Management Company has sole power to vote and direct the disposition, are owned by clients of State Street Research & Management Company. The address of State Street Research & Management Company is One Financial Center, 30th Floor, Boston, MA 02111-2690.

(16) Based on a Schedule 13G filed on February 12, 2003 by Wellington Management Company, LLP ("WMC"). The address of WMC is 75 State Street, Boston, Massachusetts 02109. WMC has shared voting power with respect to 2,082,741 shares and shared investment power with respect to 3,305,691.

(17) Based on a Schedule 13G filed on February 14, 2003 by Westport Asset Management, Inc. ("Westport") and Westport Advisors LLC ("Westport Advisors"). The address of each of Westport and Westport Advisors is 253 Riverside Avenue, Westport, Connecticut 06880. Westport and Westport Advisors have shared voting power with respect to 1,619,700 shares and shared investment power with respect to 1,916,947 shares.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The Board of Directors currently has eight members. Dr. Norwood Knight-Richardson, a director since May 1998, will not stand for re-election as a director. Members serve a one-year term and are elected by the shareholders at each annual meeting. The Board is controlled by a majority of outside directors. The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2004 annual meeting of shareholders and until their successors have been duly elected and qualified:

- Mr. James R. Crane;                            - Mr. Neil E. Kelley;
- Mr. Frank J. Hevrdejs;                         - Ms. Rebecca A. McDonald;
- Mr. Paul William Hobby;                        - Mr. Elijio V. Serrano; and
- Mr. Michael K. Jhin;                           - Mr. Milton Carroll.
- Dr. James C. Flagg;

     The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each nominee for director.

NOMINEES

     The following sets forth information concerning the nine nominees for election as directors at the annual meeting, including information as to each nominee's age as of February 28, 2003, position with EGL (if any) and business experience during the past five years. Each nominee has consented to being named in the proxy statement and to serve if elected.

     James R. Crane, age 49, is our Chairman and Chief Executive Officer and has served as President and as one of our directors since he founded EGL in March 1984. Prior to the organization of EGL, Mr. Crane was employed by other air freight forwarders. Mr. Crane has a total of 20 years experience in the transportation industry. Mr. Crane is also a director of HCC Insurance Holdings, Inc., Source One Spares, Inc. and the Houston Museum of Natural Science.

     Frank J. Hevrdejs, age 57, has served as a director since December 1995. Mr. Hevrdejs is the Chairman of The Sterling Group, L.P. (formerly The Sterling Group, Inc.), a private financial organization engaged in the acquisition and ownership of operating businesses. Mr. Hevrdejs was a co-founder and has been a principal of The Sterling Group since 1982 and served as its President from 1982 to 2002 and as its Chairman from 2002 to present. Mr. Hevrdejs also serves as a director of Mail-Well, Inc., a manufacturer of envelopes and general commercial printing.

     Paul William Hobby, age 42, has served as a director since November 2001. Mr. Hobby is a managing partner of Genesis Park, a Houston, Texas based private equity firm investing in venture and growth capital opportunities. Mr. Hobby is a director of Stewart Information Services Corp. which is the holding company for Stewart Title Company, and a director of Southwest Bank of Texas, Inc., an FDIC insured commercial bank headquartered in Houston. A graduate of both the University of Virginia, and the University of Texas

School of Law, Mr. Hobby also serves on the Board of Directors of various civic, charitable and professional associations.

     Michael K. Jhin, age 53, has served as a director since May 2002. Mr. Jhin has been President and Chief Executive Officer of St. Luke's Episcopal Health System in Houston, Texas since 1990. Mr. Jhin has a bachelor's degree in mechanical engineering from Rensselaer Polytechnic Institute, and earned his master's degree in business administration from Boston University while fulfilling his health care administration concentration at Harvard University School of Public Health.

     James C. Flagg, Ph.D., age 51, is a certified public accountant and an associate professor in the Department of Accounting, Mays Business School at Texas A&M University, where he has taught since 1988. Dr. Flagg also serves as a member of the Board of Directors of HCC Insurance Holdings, Inc.

     Neil E. Kelley, age 44, has served as a director since September 1995, and as lead director since August 2002. As lead director, Mr. Kelley presides over the executive sessions of the non-management directors, serves as a liaison between the non-management members of the Board and the Chairman, and discusses with the Chairman, to the extent appropriate, matters discussed by the non-management members in executive sessions and in committee meetings. Mr. Kelley also serves as chairman of the Nominating/Governance committee. Mr. Kelley is currently the Managing Partner of TechQuest Capital Partners, a Houston and Boston based venture capital company. He is also a partner of Genesis Park, a Houston based private investment company. Previously, Mr. Kelley was the Chairman of Avista Energy, a national energy trading and marketing company from 1999 to 2000. Mr. Kelley was the Vice-Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he worked from 1983 to 1998. Mr. Kelley also serves on the board of Supercritical Combustion Corp, BTEC Inc, and SAT Corp.

     Rebecca A. McDonald, age 50, has served as a director since April 1999. Ms. McDonald has been President of the Houston Museum of Natural Science since October 2001. Employed by Enron from February 1999 to August 2001, Ms. McDonald managed various assets, including Enron Global Assets. She was President and CEO of Amoco Energy Development Company, a company responsible for the global development of natural gas projects, from 1994 to 1999. Before joining Amoco, Ms. McDonald was President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company during 1991. Ms. McDonald's professional and civic associations include: Advisory Board member of The Chinquapin School, and member of the Executive Women's Partnership, Center for Houston's Future, and the Executive Service Corps. She also serves as an outside director for Granite Construction Company, a heavy civil construction company, and Trammell Crow Company, a diversified commercial real estate service company.

     Elijio V. Serrano, age 45, joined EGL as Chief Financial Officer in October 1999 and was elected a director in February 2000. From 1998 to 1999, he served as Vice President and General Manager for a Geco-Prakla business unit at Schlumberger Limited, an international oilfield services company. From 1992 to 1998, Mr. Serrano served as financial controller for various Schlumberger business units. During 1982 to 1992, he served in various financial management positions within the Schlumberger organization.

     Milton Carroll, age 52, has been the Chairman and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas, since 1977. Mr. Carroll also serves as Chairman of the Board of Directors of CenterPoint Energy, Inc., Chairman of Health Care Service Corporation, and a director of Ocean Energy, Inc. and Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD

  Meetings of the Board

     Our Board of Directors held four meetings during the fiscal year ended December 31, 2002, and transacted business on 13 occasions during the fiscal year by unanimous written consent.

  Audit Committee

     During 2002, the Audit Committee consisted of Messrs. Hevrdejs, Hobby and Kelley, Dr. Knight-Richardson and Ms. McDonald. Except for the upcoming retirement of Dr. Knight-Richardson, the membership of the Audit Committee has not changed in 2003.

     The Audit Committee's purpose is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, auditing and financial reporting practices and processes, including:

     - monitoring the integrity of our financial reporting process and systems of internal controls;

     - monitoring the independence and performance of our outside auditors and our internal audit department; and

     - providing avenues of communication among the outside auditors, management, the internal audit department and the Board of Directors.

     The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements and reviews the fees charged for audits and for any non-audit services. The Audit Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on eight occasions during 2002. The Board of Directors adopted a written charter for the Audit Committee in April 2001. The report of the Audit Committee is included below on page 12.

  Compensation Committee

     During 2002, the Compensation Committee consisted of Messrs. Hobby and Jhin (beginning in May 2002) and Dr. Knight-Richardson. Mr. Peter Gibert, a director from 2000 until his May 2002 resignation, served on the Compensation Committee from February 2002 until his resignation in May 2002. Except for his resignation and the upcoming retirement of Dr. Knight-Richardson, the membership of the Compensation Committee has not changed in 2003.

     The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for our executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer our stock option plans. The Compensation Committee met on four occasions during 2002. The report of the Compensation Committee is included below on page 9.

  Nominating/Governance Committee

     During 2002, the Nominating/Governance Committee consisted of Messrs. Kelley and Hobby and Ms. McDonald. The membership of the Nominating/Governance Committee has not changed in 2003.

     The functions of the Nominating/Governance Committee are to make non-binding recommendations with respect to the nomination of directors to serve on our Board of Directors for the Board of Directors' final determination and approval and any other duties that may be assigned by the Board of Directors from time to time. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the bylaws that are described more fully below under "Shareholder Proposals for Next Annual Meeting." The Nominating/Governance Committee met on one occasion during 2002.

  Attendance at Meetings

     During the fiscal year ended December 31, 2002, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which that director served.

COMPENSATION OF OUTSIDE DIRECTORS

     Directors not employed by EGL or any of our subsidiaries, whom we call outside directors, receive an annual retainer of $15,000, $1,000 for attendance at each Board meeting, and $500 for attendance at each committee meeting. Board members who serve as chairpersons on each committee receive $750 to chair such committee meetings. Directors who are also our employees receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses in connection with attending meetings.

     The Non-employee Director Stock Option Plan currently provides that each new outside director will also be automatically granted nonqualified options to purchase 10,000 shares of common stock upon joining the Board of Directors and that each outside director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of common stock, subject to the availability for issuance of those shares under the non-employee director plan. Options under this plan become exercisable on the day before the annual meeting of shareholders following the date of grant. During the fiscal year ended December 31, 2002, options to purchase 2,500 shares were granted to each of Messrs. Hevrdejs, Hobby, Jhin, Kelley, Dr. Knight-Richardson and Ms. McDonald, at an exercise price per share of $16.74. Options to purchase 10,000 shares were granted to Mr. Jhin at an exercise price of $16.20. See "Proposal 2 -- Approval of Amendment to Non-Employee Director Stock Option Plan" for more information on this plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers who were serving as executive officers as of December 31, 2002, as well as the total compensation earned by each named executive for our fiscal years ended December 31, 2002, 2001 and 2000.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                             ANNUAL COMPENSATION(1)    SECURITIES
NAME AND                            FISCAL   ----------------------    UNDERLYING        ALL OTHER
PRINCIPAL POSITION                   YEAR    SALARY($)    BONUS($)     OPTIONS(#)    COMPENSATION($)(2)
------------------                  ------   ----------   ---------   ------------   ------------------
James R. Crane....................   2002     $521,066    $ 71,723       20,000            $4,660
  Chief Executive                    2001     $511,046    $     --        5,000            $8,810
  Officer and Chairman               2000     $521,066    $286,550       20,000            $   --

Elijio V. Serrano.................   2002     $227,446    $ 35,625        5,000            $  622
  Chief Financial Officer            2001     $218,029    $     --        5,000            $3,105
                                     2000     $188,461    $101,500       19,000            $8,000

E. Joseph Bento...................   2002     $231,897    $ 35,625       30,000            $3,907
  Chief Marketing Officer and        2001     $235,337    $     --        5,000            $8,410
  President -- North America(3)      2000     $211,538    $137,500       19,000            $6,000

Ronald E. Talley..................   2002     $232,983    $ 35,625       30,000            $5,026
  President of The Select Carrier    2001     $235,337    $     --        5,000            $9,048
  Group, a division of EGL, Inc.     2000     $211,538    $137,500       19,000            $8,000

John C. McVaney(4)................   2002     $195,861    $ 20,000        5,000            $4,172
                                     2001     $195,192    $     --        4,000            $7,583
                                     2000     $200,000    $137,500       19,000            $7,500

---------------

(1) For fiscal years 2000, 2001 and 2002, the named executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each named executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that named executive.

(2) For fiscal year 2002, all other compensation consists of (a) contributions by EGL under our 401(k) profit sharing plan of $3,850 on behalf of Mr. Crane, $3,850 on behalf of Mr. Bento, $3,850 on behalf of Mr. Talley, and $3,749 on behalf of Mr. McVaney, and (b) the payment of group term life insurance premiums of $810 on behalf of Mr. Crane, $622 on behalf of Mr. Serrano, $57 on behalf of Mr. Bento, $1,176 on behalf of Mr. Talley, and $423 on behalf of Mr. McVaney. For fiscal year 2001, all other compensation consists of (a) contributions by EGL under our 401(k) profit sharing plan of $8,000 on behalf of Mr. Crane, $2,692 on behalf of Mr. Serrano, $8,000 on behalf of Mr. Bento, $8,000 on behalf of Mr. Talley, and $7,164 on behalf of Mr. McVaney, and (b) the payment of group term life insurance premiums of $810 on behalf of Mr. Crane, $413 on behalf of Mr. Serrano, $410 on behalf of Mr. Bento, $1,048 on behalf of Mr. Talley, and $419 on behalf of Mr. McVaney. For fiscal year 2000, all other compensation consisted of contributions by EGL under our 401(k) profit sharing plan.

(3) Mr. Bento became an executive officer in September 2000.

(4) Mr. McVaney resigned from the Company in January 2003.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                            INDIVIDUAL GRANTS                                              VALUE AT ASSUMED
                       ---------------------------                                           ANNUAL RATES
                        NUMBER OF      % OF TOTAL                                           OF STOCK PRICE
                        SECURITIES    OPTIONS/SARS                                           APPRECIATION
                        UNDERLYING     GRANTED TO      EXERCISE                           FOR OPTION TERM(3)
                       OPTIONS/SARS   EMPLOYEES IN      PRICE                            ---------------------
NAME                     GRANTED      FISCAL YEAR    ($/SHARE)(1)   EXPIRATION DATE(2)      5%          10%
----                   ------------   ------------   ------------   ------------------   ---------   ---------
James R. Crane.......     20,000          3.70%        $14.595      November 13, 2009    $118,833    $276,931
Elijio V. Serrano....      5,000          0.93%        $14.595      November 13, 2009    $ 29,708    $ 69,233
E. Joseph Bento......     30,000          5.56%        $14.595      November 13, 2009    $178,249    $415,396
Ronald E. Talley.....     30,000          5.56%        $14.595      November 13, 2009    $178,249    $415,396
John C. McVaney......      5,000          0.93%        $14.595      November 13, 2009    $ 29,708    $ 69,233

---------------

(1) The exercise price of the options granted is equal to the fair market value of our common stock on the date of grant.

(2) All option awards granted to the named executives in 2002 are exercisable in annual increments equal to 20% of the initial grant, commencing one year from date of grant, and have a term of seven years.

(3) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase our common stock held by the named executives at December 31, 2002:

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
James R. Crane.........       --            --           9,000        36,000         $ 5,375        $21,500
Elijio V. Serrano......       --            --          38,600        40,400         $ 5,375        $21,500
E. Joseph Bento........       --            --          48,600        67,900         $ 5,375        $21,500
Ronald E. Talley.......       --            --          94,100        60,400         $ 9,635        $21,500
John C. McVaney........       --            --         100,800        34,600         $67,108        $17,200

---------------

(1) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of our common stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing market price of our common stock, as reported on the NASDAQ Stock Market on December 31, 2002, was $14.25.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation governance. The Compensation Committee is responsible to the Board and to our shareholders for approving compensation awarded to each executive officer.

     Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both our short- and long-term strategic goals. The programs link each executive's compensation directly to individual and company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of our common stock.

     There are three basic components to our performance-based compensation system:

     - base pay;

     - an annual incentive bonus of up to 100% of base salary; and

     - long-term equity-based incentive compensation.

     Each component is addressed in the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we analyze data that includes information regarding the general freight forwarding industry as well as other transportation companies. A comparison of our financial performance with that of the companies and indices shown in the performance graph included in this proxy statement is only one of the many factors considered by the Compensation Committee to determine executive compensation.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. Our Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Compensation Committee regarding the salaries and bonuses of our employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     In fiscal 2002, awards to executive officers as a group reflected the following:

     - progress toward strategic goals, such as continued market expansion and enhancements to our management information systems;

     - progress toward the integration of Circle International Group's operations;

     - the performance of our common stock; and

     - our overall financial performance.

     The initial determination of awards to executive officers described below was based on the achievement of specified growth objectives for the twelve-month period ending December 31, 2002.

  Base Pay

     Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies, and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution and demonstrated individual performance, as measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for our services, enhancing our management information systems and attaining of certain financial objectives. The types and relative importance of specific financial and other business objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Base pay is specified in employment agreements for each of the named executives, except
E. Joseph Bento. Our philosophy and practice is to place a significant emphasis on the incentive components of compensation.

  Annual Incentive Bonus

     To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, we established an incentive plan in which each of our executive officers participates. Pursuant to this plan, each of our executive officers is eligible to receive an annual cash bonus, the "target" level of which is set with reference to the company-wide managers' bonus program and competitive conditions. These target levels are intended to motivate our executives by providing bonus payments for the achievement of financial and operational goals within our business plan. An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Compensation Committee and the Board of Directors and included in the incentive plan.

     Although the incentive plan provides the Compensation Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if our performance, in the judgment of the Compensation Committee, exceeds the goals set forth in that plan. Furthermore, the Compensation Committee may in its discretion consider business achievements and other criteria not set forth in the incentive plan in determining the final amount of the annual bonus to be paid to each executive officer. As a result of our financial performance in 2002, the Compensation Committee awarded bonuses to each of the named executive officers.

  Long-Term Equity-Based Compensation

     Long-term equity-based compensation is tied directly to shareholder return. Under our long-term incentive plan, long-term incentive compensation consists of stock options, which generally vest in 20% increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Compensation Committee. The exercise price of stock options granted is equal to the fair market value of our common stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of our common stock appreciates.

     Stock options are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance EGL's value and, hence, the price of our common stock and each shareholder's return.

     In determining whether to grant executive officers stock options under the plan, the Compensation Committee considers factors, including:

     - the executive's current ownership stake in the company;

     - the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance;

     - the likelihood that the grant of those options would encourage the executive to remain with us;

     - prior option grants (including the size of previous grants and the number of options held); and

     - the value of the executive's service to us.

     In November 2002, the Board of Directors granted each named executive officer options to purchase shares of our common stock in an effort to further align the interests of our named executive officers with our interests.

  Compensation of the Chief Executive Officer

     In setting the compensation payable to our Chief Executive Officer, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the freight forwarding industry which are of comparable size and by companies outside of the industry with which the EGL competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon our financial performance and performance of our common stock. In reviewing Mr. Crane's performance, the Compensation Committee focused primarily on our performance in 2002 and the other factors set forth above. The Compensation Committee compared these performance measures against the goals under the incentive plan of growth in annual sales and net income margin. The Compensation Committee restored Mr. Crane's salary back to his fiscal 2000 salary, and awarded to him options to purchase 20,000 shares of our common stock based on the Company's increase in net revenues and, to the satisfaction of the Compensation Committee, Mr. Crane's achievement of performance goals and objectives set forth at the beginning of the year.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. We believe that all options previously granted under our incentive plan qualify for an exemption from the application of Section 162(m) of the Internal Revenue Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

  Conclusion

     Executive compensation is an evolving field. Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of management and other key employees with those of shareholders. We believe that our fiscal 2002 compensation program met these objectives. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Compensation Committee reserves the right to alter its approach in response to changing conditions.

                                          THE COMPENSATION COMMITTEE

                                          Norwood Knight-Richardson
                                          Paul Hobby
                                          Michael Jhin

EMPLOYMENT ARRANGEMENTS

     During the fiscal year ended December 31, 2002, we were a party to employment agreements with each of the named executives, except E. Joseph Bento. Except for Mr. Crane, the employment agreements do not establish an annual base salary to be paid to the named executives. In addition to annual base salaries, we expect, subject to certain conditions, to pay the executives an annual cash bonus pursuant to the terms of the incentive plan. The fiscal 2003 cash incentive under such plan, assuming all goals are met, is 100% of base salary for each of the named executive officers. The following chart shows the annual base salaries that we will pay the named executives in 2003:

NAME AND POSITION                                              ANNUAL SALARY
-----------------                                              -------------
James R. Crane..............................................     $521,066(1)
  Chairman and Chief Executive Officer

Elijio V. Serrano...........................................     $237,500
  Chief Financial Officer and Director

Ronald E. Talley............................................     $300,000
  President of Select Carrier Group, a division of EGL, Inc.

E. Joseph Bento(2)..........................................     $300,000
  Chief Marketing Officer and President -- North America

---------------

(1) Mr. Crane's employment agreement provides for a base salary of $500,000. This amount had increased by agreement between EGL and Mr. Crane to a high of $521,066 for fiscal 2000. In 2001, we agreed with Mr. Crane to reduce his salary in light of the difficult operating environment. In 2002, as set forth in the Compensation Committee report above, we agreed with Mr. Crane to restore his salary to $521,066.

(2) We pay Mr. E. Joseph Bento an annual base salary of $300,000.

     Each of the employment agreements provides that it continues in effect until terminated by either EGL or the executive pursuant to its terms. Both EGL and the executive have the right to terminate the agreement upon advance written notice specified in such agreement. We have the right to terminate the agreement for cause immediately upon notice to the executive of our decision to terminate the executive. Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period specified in such agreement following its termination. The employment agreements for Messrs. Crane, Serrano and Talley continue in effect for fiscal 2003.

AUDIT COMMITTEE REPORT

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of EGL's internal control structure, the financial reporting process and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the current Audit Committee charter was attached to the proxy statement for our 2001 Annual Meeting as Appendix A.

     Management is responsible for the preparation, presentation and integrity of EGL's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

     The Audit Committee discussed with EGL's senior management and independent accountants the review of EGL's reporting and internal controls undertaken in connection with certifications by the EGL's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of EGL's filings with the Securities and Exchange Commission. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the Nasdaq Stock Market.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                          THE AUDIT COMMITTEE

                                          Frank J. Hevrdejs
                                          Paul Hobby
                                          Neil E. Kelley
                                          Rebecca A. McDonald
                                          Norwood Knight-Richardson

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return of our common stock over the period from September 30, 1997 to December 31, 2002, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight Index of publicly traded companies over the same period. The Dow Jones Air Freight Index consists of the following companies: Airborne Inc., Atlas Air Worldwide Holdings, Inc., EGL, Inc., Expeditors International of Washington, Inc., FDX Corporation and United Parcel Service Inc.

     The graph assumes that $100 was invested on September 30, 1997 in our common stock at a price of $22.33 per share (as adjusted for a three-for-two stock split) and in each of the other two indices and the reinvestment of all dividends, if any. In 2000, we changed our fiscal year to December 31 from September 30.

     The graph is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG EGL, INC., THE S&P 500 INDEX
                     AND THE DOW JONES US AIR FREIGHT INDEX

                                    (GRAPH)

                                                          CUMULATIVE TOTAL RETURN
                                            ---------------------------------------------------
                                             1997     1998     1999     2000     2001     2002
                                            ------   ------   ------   ------   ------   ------
EGL, INC                                    100.00    41.79   134.05   107.19    62.46    63.81

S&P 500                                     100.00   109.05   139.37   145.53   128.23    99.89

DOW JONES US AIR FREIGHT                    100.00    57.79    92.07   109.30   115.12   127.34

* $100 invested on 9/30/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 2002, the Compensation Committee of the Board of Directors was comprised of Mssrs. Hobby and Jhin and Dr. Knight-Richardson, and, for 5 months, Mr. Peter Gibert. Mr. Gibert is a former director, former Chief Executive Officer of Circle and currently the managing director of two of our international subsidiaries. We are a party to certain arrangements regarding those subsidiaries and to a consulting agreement with Mr. Gibert as described under "Certain Relationships, Transactions and Agreements." Mr. Gibert retired from the Board of Directors following the 2002 annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish EGL with copies of all such forms they file.

     Based solely on our review of the copies of such forms received by us and on written representations by our officers and directors regarding their compliance with the filing requirements, we believe that during the fiscal year ended December 31, 2002, all reports required by Section 16(a) to be filed by our directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that an Initial Statement of Beneficial Ownership on Form 3 for Michael Jhin was filed late.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND AGREEMENTS

  Aircraft Usage Payments

     James R. Crane, our Chairman of the Board and Chief Executive Officer, holds interests in two entities (one of which is 50% owned and one of which is wholly owned by Mr. Crane) that lease passenger aircrafts to us. From time to time, our employees use these aircrafts in connection with travel associated with our business, for which we make payments to those entities. Under our arrangement with Mr. Crane, during the period from January 1, 2001 through July 31, 2001, we reimbursed Mr. Crane for approximately $100,000 per month in monthly lease obligations for a total of $800,000. In August 2001, we revised our agreement with Mr. Crane whereby we are now charged for actual company usage of the aircraft on an hourly basis and are billed on a periodic basis. During the period August 1, 2001 through December 31, 2001, we reimbursed Mr. Crane $49,000, based on the then-current market rate for actual hourly usage of the aircraft. During the year ended December 31, 2002, we reimbursed Mr. Crane $1.2 million, based on the then-current market rate for actual hourly usage of the aircraft.

  Investment in Miami Air International, Inc.

     In July 2000, we purchased 24.5% of the outstanding common stock of Miami Air International, Inc., a privately held domestic and international passenger charter airline headquartered in Miami, Florida, for approximately $6.3 million in cash. Our primary objective for engaging in the transaction was to develop a business relationship with Miami Air in order to obtain access to an additional source of reliable freight charter capacity. In the transaction, certain stockholders of Miami Air sold 82% of the aggregate number of outstanding shares of Miami Air common stock to private investors, including EGL, James R. Crane and Frank J. Hevrdejs, a member of our Board of Directors. Mr. Crane purchased 19.2% of the outstanding common stock for approximately $4.7 million in cash, and Mr. Hevrdejs purchased 6.0% of the outstanding common stock for approximately $1.5 million in cash.

     In connection with the Miami Air investment, we entered into an aircraft charter agreement whereby Miami Air agreed to convert certain of its passenger aircraft to cargo aircraft and to provide aircraft charter services to us for a three-year term, and we caused a $7 million standby letter of credit to be issued in favor of certain creditors for Miami Air to assist Miami Air in financing the conversion of its aircraft. Miami Air agreed to pay us an annual fee equal to 3.0% of the face amount of the letter of credit and to reimburse EGL for any payments we made in respect of the letter of credit. As of December 31, 2002, Miami Air had outstanding $2.2 million in letters of credit and surety bonds that were supported by the standby letter of credit. As of December 31, 2002, Miami Air had no funded debt under the line of credit that is supported by the standby letter of credit. This letter of credit was reduced from $7 million to $3 million in January 2003.

     There were previously four aircraft subject to the aircraft charter agreement. In late February 2002, we mutually agreed to ground one of those planes because of the need for maintenance on that plane. During the first four months of 2002, there were three aircraft subject to the agreement and we paid approximately $6.1 million to Miami Air. In May 2002, we mutually agreed to cancel the agreement for the three remaining planes and paid $450,000 for services rendered in May 2002 and for aircraft repositioning costs.

     The weak economy and events of September 11, 2001 significantly reduced the demand for cargo plane services, particularly 727 cargo planes. As a result, the market value of these planes declined dramatically. Miami Air made us aware that the amounts due Miami Air's bank (which are secured by seven 727 planes) were significantly higher than the market value of those planes. In addition, Miami Air had outstanding operating leases for 727 and 737 airplanes at above current market rates, including two planes that were expected to be delivered in 2002. Throughout the fourth quarter of 2001 and the first quarter of 2002, Miami Air was in discussions with its bank to obtain debt concessions on the seven 727 planes, to buy out the lease on a 727 cargo plane and to reduce the rates on the 737 passenger planes. Miami Air had informed us that its creditors had indicated a willingness to make concessions. In May 2002, we were informed that Miami Air's creditors were no longer willing to make concessions and that negotiations with its creditors had reached an impasse and no agreement appeared feasible. As such, in the first quarter of 2002, we recognized an other than temporary impairment of the entire carrying value of our $6.7 million investment in Miami Air, which included a $509,000 increase in value attributable to our 24.5% share of Miami Air's first quarter 2002 results of operations. In addition, we recorded an accrual of $1.3 million for our estimated exposure on the outstanding funded debt and letters of credit supported by the $7 million (subsequently reduced to $3 million in January 2003) standby letter of credit. During the third quarter of 2002, Miami Air informed us that certain of its creditors had, in fact, made certain concessions. We have not adjusted our accrual, and there can be no assurance that the ultimate loss, if any, will not exceed such estimate requiring an additional charge.

     Miami Air, each of the private investors and the continuing Miami Air stockholders also entered into a stockholders agreement under which:

     - Mr. Crane and Mr. Hevrdejs are obligated to purchase up to approximately $1.7 million and $0.5 million, respectively, worth of Miami Air's Series A preferred stock upon demand by the board of directors of Miami Air,

     - each of EGL and Mr. Crane has the right to appoint one member of Miami Air's board of directors, and

     - the other private investors in the stock purchase transaction, including Mr. Hevrdejs, collectively have the right to appoint one member of Miami Air's board of directors.

     As of February 28, 2003, directors appointed to Miami Air's board include a designee of Mr. Crane, Mr. Elijio Serrano (our Chief Financial Officer) and three others. The Series A preferred stock was issued in December 2002, when all investors were called upon by the Board of Directors of Miami Air to purchase their preferred shares. As a result, Mr. Crane purchased 16,696 shares of Series A preferred stock at $100 per share, representing 39% of the Series A preferred stock, and Mr. Hevrdejs purchased 5,217 shares of Series A preferred stock at $100 per share, representing 12% of the Series A preferred stock. The Series A preferred stock (1) is not convertible, (2) has a 15.0% annual dividend rate and
(3) is subject to mandatory redemption in July 2006 or upon the prior occurrence of specified events.

     The original charter transactions between Miami Air and us were negotiated with Miami Air's management at arms length at the time of our original investment in Miami Air. Miami Air's pre-transaction Chief Executive Officer has remained in that position and as a director following the transaction and together with other original Miami Air investors, remained as substantial shareholders of Miami Air. Other private investors in Miami Air have participated with our directors in other business transactions unrelated to Miami Air.

  Miami Land Purchase

     Currently, our operations in Miami, Florida are located in three different facilities. In order to increase operational efficiencies, we acquired land to be used as the site for a new facility to consolidate our Miami operations. The land was acquired on August 30, 2002 from a related party entity controlled by James R. Crane for $9.8 million in cash, including our acquisition costs of $131,000. This parcel of land had been previously identified by EGL as the most advantageous property on which to consolidate its Miami operations. EGL entered into negotiations on the land and reached agreement with the seller on terms. However, given the downturn in the economy and our weakening financial condition at that point in time, EGL elected to delay purchasing this property until our financial condition improved. On July 10, 2001, Mr. Crane purchased the land in anticipation of reselling it to EGL.

     The purchase price represented Mr. Crane's purchase price plus carrying costs, which was lower than the current market value, for the land. Our Audit Committee, consisting of five independent directors, engaged in an analysis and discussion regarding whether it was in the best interest of EGL to enter into a purchase agreement to purchase this particular tract of land from Mr. Crane. The Audit Committee analysis included, but was not limited to, obtaining an independent appraisal of the land, reviewing a comparative properties analysis performed by an outside independent real estate company and performing a cost benefit analysis for several different alternatives. Based upon the data obtained from the analysis, the Audit Committee determined the best alternative, in its opinion, was for us to purchase the property from Mr. Crane. The Audit Committee then made a recommendation to the Board of Directors, which includes six independent directors, to purchase this land at Mr. Crane's purchase price plus carrying costs, which was lower than the current market value. In August 2002, the purchase was approved unanimously by our Board of Directors, with Mr. Crane abstaining from the vote.

  EGL Subsidiaries in Spain and Portugal

     In 1999, Circle sold a 49% interest in two previously wholly-owned subsidiaries in Spain and Portugal to Peter Gibert, who relocated to Barcelona, Spain. Mr. Gibert currently serves as the managing director of both subsidiaries and was one of our directors in 2000 and 2001 and resigned from our Board of Directors in May 2002.

     Circle's outside advisors determined the methodology for determining the value of the subsidiaries, which was deemed to be fair by an independent valuation expert. The agreed purchase price was $1.3 million, paid one-third at closing, and the balance to be paid in equal installments 18 and 36 months following closing. The two installment payments were evidenced by a promissory note bearing interest at six percent (6%) and secured by a pledge of Mr. Gibert's interest in the subsidiaries. The loan was paid in full during 2002.

     In addition, the purchase agreement provides Mr. Gibert with the right at his option to require Circle, and now EGL, to purchase his interest in the subsidiaries at a price based on the same valuation methodology. After December 31, 2005 (or earlier under certain circumstances), we have the right to require Mr. Gibert to sell his entire interest in the subsidiaries at a price based on the valuation methodology.

  Consulting Agreement

     In connection with Peter Gibert stepping down as Chief Executive Officer of Circle and relocating to Spain in 1999, Mr. Gibert entered into a consulting agreement with Circle pursuant to which he agreed to provide sales, marketing, strategic planning, acquisition, training and other assistance as reasonably requested wherever Circle has operations, other than in the United States, Spain and Portugal. The consulting agreement provided for annual compensation in the first year of $375,000 and annual compensation in the second and third years of $275,000 per year. The consulting agreement, which has a three-year term that commenced January 1, 1999, also prohibited Mr. Gibert, directly or indirectly, from competing against Circle during the term of the consulting agreement, plus six months thereafter.

     Upon returning to Circle as Interim Chief Executive Officer in May 2000, Mr. Gibert agreed to suspend the term of the consulting agreement until he was no longer an employee of Circle, which occurred in November 2000 as a result of our merger with Circle. The original term of the consulting agreement has been extended for a period equal to the period during which the consulting agreement was suspended. In June 2001, this arrangement was extended until May 31, 2004.

  Source One Spares

     Mr. Crane is a director and 24.9% shareholder of Source One Spares, Inc., a company specializing in the "just-in-time" delivery of overhauled flight control, actuation and other rotable airframe components to commercial aircraft operators around the world. In May 1999, we began subleasing a portion of our warehouse space in Houston, Texas and London, England to Source One Spares pursuant to a five-year sublease, which terminated in early 2002. Rental income was approximately $30,000 for the year ended December 31, 2002. During 2002, we billed Source One Spares approximately $133,000 for freight forwarding services.

  Tax Indemnification Agreement

     We have entered into a tax indemnification agreement with Mr. Crane, Douglas A. Seckel (one of our former directors and a current employee) and two former officers and directors that provides for, among other things, the indemnification of those shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from our operations during the period we were an S corporation.

  Registration Rights Agreement

     EGL and James R. Crane are parties to a stockholders' agreement dated as of October 1, 1994 that provides Mr. Crane with registration rights with respect to shares of our common stock held by him on the date of the agreement or purchased by him from us after that date. Mr. Crane may require us to effect six registrations of his securities and may require us to include his shares in other registrations we make. To date, Mr. Crane has effected one registration of his securities. We are required under the agreement to pay for the offering costs for these registrations.

                                   PROPOSAL 2

        APPROVAL OF AMENDMENT TO NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GENERAL

     The Board of Directors has unanimously approved, subject to shareholder approval, amendments to EGL's 1995 Non-employee Director Stock Option Plan (the "Directors Plan") and recommends that EGL shareholders approve and adopt the amendments. The amendments increase the number of shares of common stock reserved for issuance under the Directors Plan from 300,000 shares to 400,000 shares and provide for the issuance of restricted stock. In addition, the Directors Plan will be renamed the 2003 Non-employee Directors Stock Plan. The full text of the Directors Plan, as proposed to be amended and restated, is attached as Annex A to this proxy statement.

     The Directors Plan was originally approved by EGL shareholders in September 1995. The Board of Directors amended the Directors Plan in February 2000 to reduce the number of shares subject to the annual option grant to directors. To date, options for a total of 191,900 shares have been granted to non-employee directors. Of these shares, options on 35,600 shares have been exercised. Immediately after the 2003 annual meeting, options for a total of 37,500 additional shares will have been granted to nonemployee directors. Restricted stock awards under the Directors Plan have not yet been determined. No restricted stock awards will be granted to nonemployee directors prior to shareholder approval of the amendments discussed above.

     The Board of Directors believes the amendments are necessary to assure that a sufficient reserve of common stock remains available for issuance under the Directors Plan and to assure that we are able to retain the services of independent directors and continue to stimulate the active interest of such persons in the development and financial success of EGL.

SUMMARY OF DIRECTORS PLAN

     The following is a summary of the principal features of the Directors Plan, as proposed to be amended and restated. The summary is qualified in its entirely by reference to the Directors Plan attached as Annex A to this proxy statement.

  Purpose

     The purpose of the Directors Plan is to retain and attract persons of training, experience and ability to serve as independent directors of EGL, to encourage the sense of proprietorship of such persons and to stimulate the active interests of such persons in the development and financial success of EGL.

  Eligible Recipients; Types of Awards

     Each director who is not an employee of the Company or any subsidiary (and has not been an employee since the date of the most recent annual meeting of shareholders) is eligible to receive options under the Directors Plan and may be selected to receive awards of restricted stock in the sole discretion of the Board.

  Automatic Option Grants; Exercise

     Under the Directors Plan, as amended in February 2000, each eligible director receives an automatic grant of an option to purchase 10,000 shares of common stock upon becoming a director. In addition, each person serving as a director on the day after each annual meeting of shareholders receives an automatic grant of an option to purchase 2,500 shares of common stock. Options granted under the Directors Plan become exercisable in full on the day before each annual meeting of shareholders following the date of grant. The exercise price for all options granted under the Directors Plan is the fair market value of the common stock on the date of grant. To assist an optionee in the acquisition of common stock pursuant to an exercise of an option granted under the Directors Plan, the exercise price may be paid (1) in cash, (2) by delivery of shares of our common stock held by the optionee for more than six months and having a fair market value on the date of exercise equal to the purchase price, or (3) any combination of cash and shares of our common stock.

     No option granted under the Directors Plan may be exercised subsequent to ten years from the date of grant. If a director ceases to be a director of the Company for any reason, all options held by that director that are not then exercisable terminate and the remaining options expire one year following the date upon which the optionee ceases to be a director. An option may be exercised solely by the optionee during his lifetime, or after his death by the person or persons entitled thereto under the optionee's will or the laws of descent and distribution. In the event of a Change of Control (as defined in the Directors
Plan), all options under the Directors Plan shall become fully exercisable.

  Restricted Stock

     Under the Directors Plan, an award of restricted stock may be subject to conditions established by the Board of Directors and set forth in the applicable award agreement, which conditions may include, but are not limited to, continuous service as a director. A restricted stock award may be based on Fair Market Value (as defined in the Directors Plan) or other specified valuations. The terms, conditions and limitations applicable to any restricted stock award shall be determined by the Board of Directors.

  Assignment

     Options granted under the Directors Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order defined by the United States Internal Revenue Code of 1986, as amended (the "Code") or pursuant to the United States Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

  Administration

     The Board of Directors may delegate to a committee of the Board its authority under the Directors Plan, including, without limitation, its authority to grant awards and to determine the terms, conditions and limitations applicable to any award.

  Federal Income Tax Consequences

     It is the intention that all options granted under the Directors Plan be nonqualified options within the meaning of Section 83 of the Code. Generally, the recipient of a nonqualified stock option under the Directors Plan will not recognize any taxable income upon the grant of such option. The Company will be entitled to a tax deduction in the amount equal to the amount of ordinary income recognized by the directors upon exercise of the nonqualified stock option. In addition, generally, the recipient of a restricted stock award under the Directors Plan will not recognize any taxable income in the year of the grant. The value of the restricted shares will generally be taxable to the directors as compensation income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate, less any consideration paid for the shares. Any director, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares on the date of a grant as compensation income in the year of the grant of the restricted shares, provided the director makes the election pursuant to Section 83(b) within 30 days after the date of the grant. In any case, the Company will receive a tax deduction corresponding in amount to the amount of compensation included in the director's income in the year in which that amount is so included. Notwithstanding the foregoing, the Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any options or restricted stock awards granted under the Directors Plan. THIS TAX INFORMATION IS ONLY A SUMMARY, DOES NOT PURPORT TO BE COMPLETE AND DOES NOT COVER, AMONG OTHER THINGS, FOREIGN, STATE AND LOCAL TAX TREATMENT OF PARTICIPATION IN THE DIRECTORS PLAN.

  Amendment; Modification

     The Directors Plan may be amended, modified, altered or discontinued at any time by the Board of Directors; provided, however, that so long as there is a legal requirement for shareholder approval of a plan and certain amendments thereto, any such amendment shall be subject to shareholder approval, to the extent required by such laws; and provided, further, that the Directors Plan may not be amended more than once every six months to the extent such limitation is required under the Exchange Act as then in effect.

EQUITY COMPENSATION PLANS

     The following table sets forth information about the Company's common stock that may be issued under all of our existing equity compensation plans as of December 31, 2002 (shares in thousands):

                                        (A)                      (B)                        (C)
                                                                                   NUMBER OF SECURITIES
                                                                                  REMAINING AVAILABLE FOR
                                NUMBER OF SECURITIES                               FUTURE ISSUANCE UNDER
                                 TO BE ISSUED UPON         WEIGHTED-AVERAGE      EQUITY COMPENSATION PLANS
                                    EXERCISE OF           EXERCISE PRICE OF        (EXCLUDING SECURITIES
                                OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,       REFLECTED IN COLUMN
                               WARRANTS AND RIGHTS(2)   WARRANTS AND RIGHTS(3)            (A))(4)
                               ----------------------   ----------------------   -------------------------
Equity compensation plans
  approved by security
  holders(1).................          5,701                    $19.34                     7,104
Equity compensation plans not
  approved by security
  holders....................             --                        --                        --
                                       -----                    ------                     -----
Total........................          5,701                    $19.34                     7,104
                                       =====                    ======                     =====

---------------

(1) These plans include the EGL Long-Term Incentive Plan, the EGL Employee Stock Purchase Plan and the EGL 1995 Non-Employee Director Stock Option Plan.

(2) Includes 567,924 shares of EGL common stock to be issued upon the exercise of outstanding options assumed in connection with the acquisition of Circle International Group, Inc. at a weighted average exercise price of $21.78, which options were originally issued under one of the following Circle plans: the 1982 Stock Option Plan, the 1990 Stock Option Plan, the 1994 Omnibus Equity Incentive Plan, the 1999 Stock Option Plan and the Employee Stock Purchase Plan. No additional awards may be granted under the Circle plans. Also excludes shares of EGL common stock issuable under the EGL Employee Stock Purchase Plan.

(3) Excludes 15,000 shares of restricted stock.

(4) Includes 355,000 shares of the Company's common stock remaining available for future issuance under the EGL Employee Stock Purchase Plan.

                               NEW PLAN BENEFITS

                        NON-EMPLOYEE DIRECTOR STOCK PLAN

     The following table sets forth the amounts that may be received by or allocated to each of the following under the Directors Plan:

                                                                          NUMBER OF SHARES
NAME                                                  DOLLAR VALUE($)   SUBJECT TO OPTIONS(2)
----                                                  ---------------   ---------------------
James R. Crane, ....................................   Not Eligible                 --
  Chief Executive Officer and
  Chairman of the Board
Elijio V. Serrano, .................................   Not Eligible                 --
  Chief Financial Officer
E. Joseph Bento, ...................................   Not Eligible                 --
  Chief Marketing Officer and
  President -- North America
Ronald E. Talley, ..................................   Not Eligible                 --
  President of Select Carrier Group,
  a division of EGL, Inc.
Executive Officers as a group.......................   Not Eligible                 --
Current Non-employee directors as a group...........             (1)           166,900(3)
All employees who are not executive officers as a
  group.............................................   Not Eligible                 --

---------------

(1) Based on the difference between the fair market value of the underlying shares on the date of grant and the exercise price of the options. This valuation does not take into account any appreciation in market value of the underlying shares which may occur over the term of the options.

(2) Options may be granted under the Directors Plan only to non-employee directors.

(3) Currently, each non-employee director is granted options to purchase 10,000 shares upon first becoming a director and options on 2,500 shares on the day after each annual meeting of shareholders thereafter. The aggregate number set forth in this column includes only currently exercisable options as of April 7, 2003 for the non-employee directors as a group.

REQUIRED AFFIRMATIVE VOTE

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to approve the amendment to the Directors Plan. The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the annual meeting will be required for approval of the amendment of the Directors Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTORS PLAN.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP, who have been our auditors since 1991, as independent accountants for the fiscal year ending December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

FEES OF PRICEWATERHOUSECOOPERS LLP

  Audit Fees

     The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $902,000, of which aggregate fees of $275,000 had been billed through December 31, 2002.

  Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP billed no fees for professional services rendered to EGL for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

  All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to EGL, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2002 were $1.4 million. These fees include $500,000 related to statutory audits for our foreign subsidiaries, $715,000 related to tax compliance and advisory services, $74,000 related to consultations concerning financial accounting and reporting standards, as well as audit work related to registration statements and company employee benefit plans.

     The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services listed above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

REQUIRED AFFIRMATIVE VOTE

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as our auditors for 2003. If the shareholders do not approve the appointment of PricewaterhouseCoopers LLP, the Board of Directors will consider the appointment of other independent auditors. The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the annual meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER BUSINESS

     As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

HOUSEHOLDING

     The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

     If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary, Marta Johnson, at EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone number (281) 618-3100. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2002 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in our proxy statement and form of proxy for the 2004 annual meeting of shareholders must be received by EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before December 15, 2003. However, if the date of the 2004 annual meeting of shareholders changes by more than 30 days from the date of the 2003 annual meeting of shareholders, the deadline is a reasonable time before we begin to print and mail our proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement, pursuant to the bylaws, of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2004 annual meeting of shareholders is the same as the date of the 2003 annual meeting of shareholders, shareholders who wish to nominate directors or to bring business before the 2004 annual meeting of shareholders must notify EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before February 21, 2004.

                                          By Order of the Board of Directors

                                          /s/ MARTA JOHNSON
                                          MARTA JOHNSON
                                          Secretary

April 7, 2003
Houston, Texas

                                                                         ANNEX A

                                   EGL, INC.

                      2003 NONEMPLOYEE DIRECTOR STOCK PLAN

     1. OBJECTIVES. This EGL, Inc. 2003 Nonemployee Director Stock Plan (formerly the Eagle USA Air Freight, Inc. 1995 Nonemployee Director Stock Option
Plan) (this "Plan") is intended as an incentive to retain and attract persons of training, experience and ability to serve as independent directors on the Board of Directors of EGL, Inc. (the "Company"), to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company.

     2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

          "AWARD" means any Option or Restricted Share Award, whether granted singly, in combination or in tandem, granted to a Nonemployee Director pursuant to any applicable terms, conditions and limitations as the Board may establish in order to fulfill the objectives of this Plan.

          "BOARD" means the Board of Directors of the Company.

          "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

          "COMMON SHARES" means the Common Shares, par value $.001 per share, of the Company.

          "DIRECTOR" means any individual serving as a member of the Board.

          "EFFECTIVE DATE" means the date of the Prospectus first used to confirm sales in the IPO.

          "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended from time to time.

          "FAIR MARKET VALUE" means, as of a particular date, (a) if the Common Shares are listed on a national securities exchange, the final closing sales price per Common Share on the consolidated transaction reporting system for the principal such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (b) if the Common Shares are not so listed but are quoted on the Nasdaq National Market, the final closing sales price per Common Share on the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (c) if the Common Shares are not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Nasdaq, or, if not reported by Nasdaq, by the National Quotation Bureau, Inc. or (d) if none of the above is applicable, such amount as may be determined by the Board, in good faith, to be the fair market value per Common Share.

          "HOLDER" means a Nonemployee Director to whom a Restricted Share Award has been granted under this Plan.

          "IPO" means the initial public offering of Common Shares by the Company.

          "NONEMPLOYEE DIRECTOR" means any Director who is not an employee of the Company or any Subsidiary and has not been an employee since the date of the most recent annual general meeting of shareholders of the Company.

          "OPTION" means a right to purchase a particular number of Common Shares at a particular purchase price, subject to certain terms and conditions as provided in this Plan and Option Agreement. An Option shall be in the form of a nonqualified stock option within the meaning of Code
     Section 83.

          "OPTION AGREEMENT" means a written agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option.

          "OPTIONEE" means a Nonemployee Director to whom an Option has been granted under this Plan.

          "RESTRICTED SHARE AWARD" means an award payable in Restricted Shares.

          "RESTRICTED SHARE AWARD AGREEMENT" means a written agreement between the Company and a Holder that sets forth the terms, conditions and limitations applicable to a Restricted Share Award.

          "RESTRICTED SHARES" means Common Shares that are restricted or subject to forfeiture provisions.

          "RULE 16B-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

          "SUBSIDIARY" means any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of equity securities of such entity which have the right to vote generally on matters submitted to a vote of the shareholders of equity interests in such entity.

     3. COMMON SHARES RESERVED FOR THE PLAN. Subject to adjustment as provided in Paragraph 11 hereof, a total of 400,000 Common Shares shall be reserved for issuance upon the exercise of Options or payment of Restricted Share Awards granted pursuant to this Plan. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which Common Shares are listed or quoted in order to make Common Shares available for issuance pursuant to this Plan. Common Shares subject to Awards that are forfeited or terminated or expire unexercised in such a manner that all or some of the shares subject thereto are not issued to an Optionee or a Holder shall immediately become available for the granting of Awards.

     4. DESIGNATION OF OPTIONEES; AUTOMATIC GRANT OF OPTIONS. Each Nonemployee Director shall be granted Options as described hereunder. Each individual who becomes a Nonemployee Director shall automatically be granted Options to purchase 10,000 Common Shares on the date such person first becomes a Nonemployee Director. Furthermore, each person serving as a Nonemployee Director on the day after the date of the annual general meeting of shareholders of the Company shall automatically be granted Options to purchase an additional 2,500 Common Shares on such date. Notwithstanding the foregoing, this Plan shall terminate and no further Options shall be granted if the number of shares subject to future grant under this Plan is not sufficient to make all automatic grants required to be made pursuant to this Plan on such date of grant.

     5. OPTION AGREEMENT. Each Option granted hereunder shall be described in an Option Agreement, which shall be subject to the terms and conditions set forth above and shall be signed by the Optionee and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company. Such an Option Agreement shall be in the form attached as Exhibit A hereto.

     6. OPTION PRICE. The purchase price of each Common Share that is subject to an Option granted pursuant to this Plan shall be 100% of the Fair Market Value of such Common Share on the date the Option is granted; provided, however, that the purchase price for each Common Share subject to the Option granted as of the Effective Date shall be the price to the public of Common Shares offered by the Company in the IPO.

     7. OPTION PERIOD. Each Option granted pursuant to this Plan shall terminate and be of no force and effect with respect to any Common Shares not purchased by the Optionee upon the earliest to occur of the following: (a) the expiration of ten years following the date upon which the Option is granted; or
(b) the expiration of one year following the date upon which the Optionee ceases to be a Director.

     8.  EXERCISE OF OPTIONS.

     (a) Each Option granted pursuant to this Plan shall be exercisable in full on the day before each annual general meeting of shareholders of the Company following the date of grant.

     (b) An Option may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.

     (c) In the event that an Optionee ceases to be a Director, an Option granted to such Optionee may be exercised only to the extent such Option was exercisable at the time he ceased to serve in such capacity.

     (d) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. Such purchase price shall be payable (i) in cash or (ii) by means of tendering theretofore owned Common Shares which have been held by the Optionee for more than six months, valued at Fair Market Value on the date of exercise, or (iii) any combination thereof. No Optionee shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares subject to any Option unless and until certificates evidencing such shares shall have been issued by the Company to such Optionee.

     9. DESIGNATION OF HOLDERS. A Nonemployee Director may be granted a Restricted Share Award in the sole discretion of the Board. All or part of any Restricted Share Award may be subject to conditions established by the Board and set forth in the Restricted Share Award Agreement, which conditions may include, but are not limited to, continuous service as a Director. Such Restricted Share Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing Restricted Shares issued in connection with a Restricted Share Award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto. The terms, conditions and limitations applicable to any Restricted Share Award pursuant to this Plan shall be determined by the Board.

     10. ASSIGNABILITY. No Option shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the United States Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of an Option in violation of this Paragraph 10 shall be null and void.

     11.  ADJUSTMENTS; CHANGE IN CONTROL.

     (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the share capital of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares (whether or not such issue is prior to, on a parity with or junior to the Common Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     (b) In the event of any subdivision or consolidation of outstanding Common Shares or declaration of a dividend payable in Common Shares or other stock split, then (i) the number of Common Shares reserved under this Plan, (ii) the number of Common Shares covered by outstanding Awards, (iii) the exercise price of outstanding Options and (iv) the appropriate Fair Market Value and other price determinations for outstanding Awards shall be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Shares or any distribution to holders of Common Shares of securities or property (other than normal cash dividends or dividends payable in Common Shares), the Board shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Optionees and Holders and preserve, without exceeding, the value of the Awards.

     (c) An Option shall become fully exercisable upon a Change in Control (as hereinafter defined) of the Company. For purposes of this Plan, a "Change in Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (i) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) after the Effective Date any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person that is a Director of the Company on the Effective Date or any person controlled by such a Director, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then-outstanding voting securities without prior approval of a least two-thirds of the members of the Board in office immediately prior to such person's attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new member whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

     12. PURCHASE FOR INVESTMENT. Unless the Awards and Common Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, each person receiving an Award under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

     13. TAXES. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Awards granted to any Optionee or Holder hereunder.

     14. AMENDMENTS OR TERMINATION. The Board may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Optionee or Holder under any Award that he has been granted shall be made without his consent, (b) no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable legal requirements, and (c) this Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3(c)(2)(ii) (or any successor provision) under the Exchange Act as then in effect.

     15. GOVERNMENT REGULATIONS. This Plan, and the granting and exercise of Awards hereunder, and the obligation of the Company to sell and/or deliver Common Shares under such Awards, shall be subject to all applicable foreign and United States laws, rules and regulations, and to such approvals on the part of any governmental agencies or national securities exchanges or transaction reporting systems as may be required.

     16. PARACHUTE PAYMENT LIMITATION. Notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Nonemployee Director, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Nonemployee Director's base amount less one dollar and, to the extent necessary, the exercisability of an unmatured Option or the vesting of an unmatured Restricted Share Award shall be reduced in order that this limitation not be exceeded. For purposes of this
Section 16, the terms "parachute payment," "base amount" and "present value" shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 16 to avoid excise taxes on the Nonemployee Director under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

     16. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of Texas.

     17. EFFECTIVE DATE OF PLAN. This Plan was originally effective as of the Effective Date and thereafter amended in February 2000. This amendment and restatement of the Plan was adopted by the Board subject to approval by the holders of a majority of Common Shares at the annual shareholders' meeting held on May 12, 2003, and if so approved this amendment and restatement shall become effective as of the date of that meeting. If the shareholders of the Company should fail so to approve this amendment and restatement of the Plan, the Plan shall continue in the form in effect immediately prior to the effective date of this amendment and restatement of the Plan.

     18. MISCELLANEOUS. The granting of any Award shall not impose upon the Company, the Board or any other directors of the Company any obligation to nominate any Optionee or Holder for election as a director and the right of the shareholders of the Company to remove any person as a director of the Company shall not be diminished or affected by reason of the fact that an Award has been granted to such person.

     19. ADMINISTRATION OF PLAN; DELEGATION OF BOARD AUTHORITY. This Plan shall be administered by the Board. Notwithstanding the foregoing, the Board may delegate to a committee of the Board its authority under this Plan, including, without limitation, its authority to grant Awards and to determine the terms, conditions and limitations applicable to any Award.

                                          EGL, INC.

                                          By
                                          --------------------------------------
                                            Name:
                                            Title:

                                   EGL, INC.
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                  MAY 12, 2003

    The undersigned hereby appoints James R. Crane and Elijio V. Serrano, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EGL, Inc. (the "Company") to be held on Monday, May 12, 2003, at the Corporate Headquarters of EGL, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003 AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND PROXY STATEMENT FOR, THE AFORESAID ANNUAL MEETING.

1. Election of directors -- Nominees: James R. Crane; Frank J. Hevrdejs; Paul William Hobby; Michael K. Jhin; Milton Carroll; Neil E. Kelley; Rebecca A. McDonald; James C. Flagg; and Elijio V. Serrano, as directors, except as indicated below.

[ ]         FOR                                                                 [ ]         WITHHELD
[ ]         FOR, except vote withheld from the following nominee(s):

             (Continued and to be dated and signed on reverse side)

2.  Approval of Amendment to the Non-Employee Director Stock Option Plan:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2003:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4. With discretionary authority as to such other matters as may properly come before the meeting.

                                    Date:                                 , 2003
                                           ----------------------------

                                    --------------------------------------------
                                    (Signature)

                                    --------------------------------------------
                                    (Signature)

                                    Sign exactly as name appears hereon. (Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such.)

                                    PLEASE SIGN, DATE AND RETURN THE PROXY CARD
                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.